Exhibit 99.1


For Immediate Release

                  ATMI Reports Third Quarter Financial Results

      DANBURY, CT -- October 22, 2003 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials to the world's leading semiconductor manufacturers, today reported revenues of $58.1 million for the third quarter ended September 30, 2003. Revenues increased 1% from $57.5 million in the preceding quarter, and 12% from revenues of $52.1 million in the third quarter of 2002.

      Net loss for the quarter was $10.8 million, or $0.36 per share, as compared with a $2.8 million loss, or $0.09 per share, in the preceding quarter, and a net loss of $25.2 million, or $0.84 per share, in the third quarter of 2002. Loss per share for the third quarter of 2003 includes special charges of $0.26, including $6.7 million of cost of sales related to inventory write-downs primarily for outsourcing and standardization of our equipment product lines; $3.0 million mainly associated with planned facilities closures; and $2.2 million of other expense for impairment of a venture investment. The loss per share for the third quarter of 2002 included a $0.74 charge for costs associated with the disposition of our gallium arsenide business.

      For the nine months ended September 30, revenues were $169.4 million, an increase of 7% compared with $158.2 million for the first nine months of 2002. The net loss was $15.2 million, or $0.50 per share, compared with $28.9 million, or $0.97 loss per share in 2002's first nine months.


                                     -more-

ATMI Reports Third Quarter Financial Results -- Page 2


      Doug Neugold, President and Chief Operating Officer, said: "We continue to have good momentum in our advanced interconnect-oriented products -- including copper plating, chemical vapor deposition, chemical mechanical planarization, and cleans products and services. Our implant and packaging products maintained their leading market positions. Our key customers' activity levels support industry observations that capacity is tight at the 130 nanometer and lower technology nodes. Overall, however, our materials revenues did not meet our expectations, notably in Taiwan, the result of converting a distribution relationship to direct sales for a key product line. This situation has been resolved since our former distributor's inventory is now depleted. Furthermore, we expect that the continued strength in Taiwan wafer starts we are witnessing will translate to accelerating revenues and margins for this product line."

      Dan Sharkey, Chief Financial Officer, said: "During the quarter, ATMI's Materials segment produced revenues of $41.7 million, or approximately 72% of ATMI's total revenues. Materials' revenues increased 28% from $32.5 million in the third quarter of 2002, and increased 6% sequentially from $39.4 million in the second quarter of 2003. Materials' gross profit margins were 39.2% in the third quarter of 2003. Excluding the special charges in the third quarter of 2003, gross margins were 45.7%, compared with 48.3% for the same quarter last year, and 50.5% for the second quarter of 2003, based predominantly on product sales mix."

      Sharkey continued, "Revenues in the Technologies segment were $16.4 million, down 16% from $19.6 million for the third quarter last year, and down 9% from $18.0 million in the second quarter of 2003. Technologies' gross margins were

ATMI Reports Third Quarter Financial Results -- Page 3


negative 8.3% in the third quarter of 2003, and were 4.2% in the third quarter of 2002. Excluding the special charges in the third quarters of 2003 and 2002, gross margins were 16.4% and 20.0%, respectively, and 20.6% for the second quarter of 2003."

      "We have significant size and technological leadership in specialty materials that should allow ATMI to capture a major share of the largest growth opportunities in semiconductors -- especially those associated with advanced interconnect production," said Gene Banucci, Chairman, and Chief Executive Officer. "On the other hand, our Technologies businesses suffer from a lack of critical mass in manufacturing and service. Therefore, we are determined to reduce our exposure to our Technologies businesses and to reallocate those resources to our core materials and materials packaging businesses."

      Banucci continued, "The Technologies businesses range from those that are clearly non-core businesses, like our Emosyn Smart Card enterprise, and those product lines that support our core materials business, such as environmental equipment. Our objective is to exit our non-core businesses by outright sale or joint venture. Where possible, we plan to use partnerships, joint ventures, and alliances to generate critical mass for our supporting product lines. We intend to complete these initiatives before the end of 2004."


      ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. As the Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.

ATMI Reports Third Quarter Financial Results -- Page 4



      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; problems or delays associated with any restructuring activity; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.


                                    # # # #

                                 TABLES FOLLOW


For more information contact:
   Dean Hamilton
   ATMI
   203.207.9349 Direct
   203.794.1100 x4202
   dhamilton@atmi.com

ATMI Reports Third Quarter Financial Results -- Page 5



                                   ATMI, INC.
                         SUMMARY STATEMENTS OF OPERATION
                      (in thousands, except per share data)

                                 Three Months Ended         Nine Months Ended
                                 ------------------         -----------------
                                    September 30,              September 30,
                                    -------------              -------------

                                 2003          2002         2003          2002
                                 ----          ----         ----          ----

        Revenues               $58,113       $52,051     $169,424      $158,214
        Cost of revenues        43,103        35,530      108,467        98,749
                               -------       -------      -------      --------
        Gross profit            15,010        16,521       60,957        59,465
        Operating expenses
        R & D                    8,033         7,768       24,257        22,626
        S, G, & A               17,849        16,260       50,678        49,771
        Special charges          3,011        31,522        2,671        31,522
                               -------       -------      -------      --------
                                28,893        55,550       77,606       103,919
                               -------       -------      -------      --------

        Operating loss         (13,883)      (39,029)     (16,649)      (44,454)

        Other expense           (2,950)       (1,089)      (7,046)       (1,392)
                               -------       -------      -------      --------

        Loss before income
         taxes                 (16,833)      (40,118)     (23,695)      (45,846)

        Income taxes            (6,060)      (14,959)      (8,530)      (16,963)
                               -------       -------      -------      --------

        Net loss              ($10,773)     ($25,159)    ($15,165)     ($28,883)
                              ========      ========     ========      ========

        Diluted loss per share  ($0.36)       ($0.84)      ($0.50)       ($0.97)

        Weighted average
         shares outstanding     30,214        29,943       30,109        29,870

                                     ATMI, INC.
                               SUMMARY BALANCE SHEETS
                                   (in thousands)

        Balance Sheet Highlights                    September 30,   December 31,
                                                    ------------    -----------
                                                        2003           2002
                                                        ----           ----

       Assets
        Cash & marketable securities                   $118,513       $166,178
        Accounts receivable, net                         37,546         36,756
        Inventories, net                                 41,624         31,467
        Other current assets                             32,168         33,697
                                                       --------       --------
         Total current assets                           229,851        268,098
        Fixed assets, net                               114,769        118,156
        Other assets                                     70,268         30,228
                                                       --------       --------
          Total assets                                 $414,888       $416,482
                                                       --------       --------

       Liabilities and stockholders' equity
        Accounts payable                                $14,345        $13,395
        Short-term debt                                   1,238          1,304
        Other current liabilities                        35,676         29,870
                                                       --------       --------
         Total current liabilities                       51,259         44,569
        Long-term debt                                  115,376        115,208
        Other long-term liabilities                         120            315
        Stockholders' equity                            248,133        256,390
                                                       --------       --------
          Total liabilities & stockholders' equity     $414,888       $416,482
                                                       --------       --------